Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated on the date hereof with respect to the Common Stock, $0.0001 par value per share, of WPCS International Incorporated, and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated:  September 16, 2016

IROQUOIS MASTER FUND LTD.

By:	Iroquois Capital Management, LLC,
its investment manager

IROQUOIS CAPITAL INVESTMENT GROUP LLC

IROQUOIS CAPITAL MANAGEMENT, LLC

By:	/s/ Richard Abbe
	Name:	Richard Abbe
	Title:	President

AMERICAN CAPITAL MANAGEMENT, LLC

By:	/s/ Kimberly Page
	Name:	Kimberly Page
	Title:	Manager

/s/ Richard Abbe
RICHARD ABBE

/s/ Kimberly Page
KIMBERLY PAGE